UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2015

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 E. Quincy Avenue, Bldg. 34, Box 10, Watkins, CO 80137
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code	(303) 292-3456

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On August 18, 2015, Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”), and PCY Holdings, LLC, a Colorado limited liability company wholly owned by Pure Cycle (together with Pure Cycle, the “Company”) closed the transactions contemplated by the previously announced Purchase and Sale Agreement (“Agreement”), dated as of March 11, 2015, as amended on March 31, 2015, May 18, 2015, June 18, 2015 and July 2, 2015, between the Company and Arkansas River Farms, LLC, a newly formed Colorado limited liability company (“Arkansas River Farms”) and affiliate of C&A Companies, Inc., a Colorado corporation, and Resource Land Holdings, LLC, a Colorado limited liability company.

Pursuant to the Agreement, the Company sold approximately 14,600 acres of real property located in Bent, Otero and Prowers Counties, Colorado, and certain water rights, including over 18,000 shares of stock in The Fort Lyon Canal Company, 45 shares of stock in the Lower Arkansas Water Management Association, 170 shares of stock in The Arbor Lateral Company, 568 shares of stock in The Consolidated Lateral Company, and 691 shares of stock in The Wheat Ridge Mutual Lateral Ditch Company (the “Arkansas River Assets”), to Arkansas River Farms for approximately $45.8 million in cash.  Approximately $1.3 million of the closing consideration remains in escrow pending resolution by the parties of certain outstanding items.

Item 8.01                      Other Events.

On August 18, 2015, Pure Cycle issued a press release relating to the sale of the Arkansas River Assets.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 18, 2015 regarding completion of the sale of the Arkansas River Assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2015
PURE CYCLE CORPORATION

By: /s/ Mark W. Harding
Mark W. Harding
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 18, 2015 regarding completion of the sale of the Arkansas River Assets.